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                                                                Exhibit 10.3
                                                                EXECUTION COPY

                          TRANSITION SERVICES AGREEMENT

      TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of March 6, 1998, by and between PLAINWELL INC., a Delaware corporation (the "Company") and POPE & TALBOT, INC., a Delaware corporation ("PTI"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement of Purchase and Sale dated January 22, 1998 (the "Purchase Agreement") by and among the Company, Plainwell Holding Company, a Delaware corporation ("Holdings"), PTI and Pope & Talbot, Wis., Inc., a Delaware corporation ("PTWI").


      WHEREAS, the Company, Holdings, PTI and PTWI have entered into the Purchase Agreement;

      WHEREAS, pursuant to the terms of the Purchase Agreement, the Company is acquiring the tissue business (the "Tissue Business") of PTI and PTWI; and

      WHEREAS, PTI is prepared to provide certain transition services to the Company following consummation of the transactions contemplated by the Purchase Agreement (the "Acquisition") upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. SERVICES.

      (a) Transition Services. PTI shall provide to the Company certain services, described in Exhibit A for the periods set forth in Exhibit A (the "Transition Services"). The Transition Services, together with the Additional Services described in paragraph 2(b) are herein collectively referred to as the "Services" and individually as a "Service". PTI shall not be obligated to: (i) provide any services to the Company other than the Services and services that are a necessary incident thereto; or (ii) provide any Service after the Company has terminated such Service pursuant to paragraph 8(c) herein.

      (b) Additional Services. The parties have attempted to identify and specifically enumerate on Exhibit A hereto all transition services required to be provided by PTI to the Company in order to continue the uninterrupted operation of the Tissue Business following the Closing. In the event that the Company needs additional services (the "Additional Services"), PTI shall use its commercially reasonable best efforts to provide such Additional Services. Notwithstanding anything to the contrary contained herein, PTI shall only be required to provide Additional Services to the Tissue Business if (i) such Additional Services are requested within three months after the Closing and (ii) the provision of such services is within the scope of this Agreement. With respect to Additional Services, PTI shall provide such Additional Services as soon as commercially practical for PTI.

2. PROCESSING ERRORS, COMPANY OBLIGATIONS, ETC.

      (a) Correction of Processing Errors. The Company is responsible from the date hereof for: (i) the accuracy and completeness of all data or information submitted by the Company to PTI for processing or transmission in connection with the Services (the "Data"); and (ii) any errors in and with respect to data or information obtained from PTI because of any inaccurate or incomplete Data.

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      (b) Company Obligations. The Company shall: (i) maintain in good operating condition all equipment, software and operational resources necessary to allow PTI to provide the Services in a manner consistent with past practice of the Company prior to the date hereof; and (ii) comply with any reasonable instructions provided by PTI that are necessary for PTI to provide the Services in accordance with this Agreement.

3. DATA.

      Except as may be required in order to perform the Services, all Data shall be maintained as set forth in Exhibit A and shall be the property of the Company. Unless furnished to PTI by the Company, all media upon which Data is stored is and shall remain the property of the Company. The Company shall be entitled to copies of all media upon which Data is stored and shall have access to data as set forth in Exhibit A. Upon the Company's written request, PTI shall erase or destroy all copies of all media upon which Data is stored and shall provide the Company written verification thereof.

4. FEES.

      (a) Fees.

            (i) In consideration of the provision of the Services, the Company shall pay to PTI the fees specified in Exhibit A (the "Fees").

            (ii) Not later than the close of business on the 30th day of each calendar month during the Term and not later than 30 days after the last day of the Term, PTI shall deliver an invoice to the Company setting forth the Fees (which shall be prorated in the case of Fees payable for any period in the Term that is less than a full calendar month) payable by the Company for the Services provided in the preceding month (or, in the case of the invoice delivered after the last day of the Term, in the period since the end of the preceding month) (the "Fee Invoice"). The Company shall pay the Fees set forth in the Fee Invoice in full by check or by wire transfer of immediately available funds to or an account of PTI's designation not later than the close of business on the tenth business day following the date of receipt of such Fee Invoice.

      (b) Taxes. The Company shall pay any valued-added tax and any tariff, duty, export or import fee, sales tax, use tax, service tax or other tax or charge imposed or incurred relating to PTI's performance of the Services hereunder. Any payments made pursuant to this paragraph 4(b) shall not reduce the amount of the Fees payable hereunder.

5. CONFIDENTIALITY.

      All confidential or proprietary information and documentation relating to either party hereto provided by either party to the other pursuant to the terms and conditions of this Agreement (the "Confidential Information") shall be held in confidence by the other party (including its affiliates) during and after the Term to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party's prior written approval. Each party shall, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, agents and employees and to the officers, agents and employees of its affiliates to the extent that such disclosure is reasonably necessary to the performance of its duties and obligations under this Agreement, provided that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents and employees. The obligations in this


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Section 5 shall not: (a) restrict any disclosure by either party pursuant to order of any court or government agency (provided that the disclosing party shall endeavor to give prior written notice to the non-disclosing party as may be reasonable under the circumstances); and (b) apply with respect to information that: (i) is independently developed by the other party, (ii) becomes part of the public domain (other than through unauthorized disclosure in contravention of the terms and conditions of this Agreement); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality under the terms and conditions of this Agreement; or (iv) either party gained knowledge or possession of free of any obligation of confidentiality under the terms and conditions of this Agreement.

6. WARRANTY; DISCLAIMER.

      PTI shall perform the Services consistent with the manner (including, without limitation, quality and level of Services) in which such Services were provided by PTI for the Tissue Business prior to the Closing. THE COMPANY ACKNOWLEDGES THAT THE SERVICES ARE PROVIDED WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. FORCE MAJEURE.

      In case either party shall be hindered, delayed or prevented from performing its obligations under this Agreement, or if such performance is rendered impossible by reason of any force majeure event including but not limited to fire, explosion, earthquake, storm, flood, drought, embargo, war or other hostilities. strike, lockout or other labor disturbance, mechanical breakdown, governmental action, or any other cause whatsoever that is beyond a party's reasonable control, the party so hindered, delayed or prevented shall not be liable to the other for the resulting failure to carry out its obligations hereunder. Any such obligations, so far as may be necessary, shall be suspended during the period of such hindrance, delay or prevention, and the Term shall be extended by a period of time equal to the duration of all such events of force majeure so as to permit performance of this Agreement as contemplated.

8. TERM, TERMINATION.

            (a) Term. The term of this Agreement shall commence upon the date hereof and shall continue until the end of all periods for which Services are to be provided as set forth on Exhibit A or such earlier date on which this Agreement is terminated pursuant to paragraph 8(b) or terminated in respect of all the Services pursuant to paragraph 8(c) (the "Term").

            (b) For Default. In the event that either party fails to perform any of its material duties or obligations pursuant to this Agreement and such failure is not cured within 30 days after written notice to such party specifying the nature of such failure, the other party may terminate this Agreement upon notice of such termination to the defaulting party.

            (c) For Convenience. The Company may terminate this Agreement in respect of any or all of the Services at any time upon 30 days written notice to PTI.

            (d) Effect of Termination. Once the Company terminates any of the Services provided by PTI to the Company, the Company may request the renewal of such Services, but PTI shall not be required to provide such terminated Services on a renewed basis. Upon the expiration of the Term, all Fees owed by the Company to PTI for Services provided through the date of such expiration shall be paid within 30 days of the date of such expiration.

9. MISCELLANEOUS PROVISIONS.


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      (a) No Waivers. The failure on the part of either party to exercise or delay in exercising any right or remedy hereunder shall not operate as a waiver of such right or remedy. Any single or partial exercise by a party of any right or remedy hereunder shall not preclude the exercise of any other right or remedy or further exercise of such right or remedy.

      (b) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of each party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      (c) Headings. The headings used in this Agreement are intended for reference only. They are not intended as and shall not be construed to be a substantive part of this Agreement or in any way affect the validity, construction or effect of any of the provisions of this Agreement.

      (d) Exhibit. Exhibit A attached hereto is incorporated herein by reference as an integral part of this Agreement. In the event of any inconsistency between the terms contained in Exhibit A and the terms contained herein, the terms in Exhibit A shall govern.

      (e) Notices. All notices, designations, approvals, consents, requests, acceptances, rejections or other communications required or permitted by this Agreement shall be in writing and shall be sent by either telecopy (effective upon the sender's receipt of transmission confirmation), overnight courier or similar service (effective on the day after mailed) or by U.S. mail (effective on the third day after mailed) to the addresses specified below:

                        If to PTI:

                        Pope & Talbot, Inc.
                        1500 S.W. First Avenue
                        Portland, OR 97201
                        Attention:  Maria M. Pope
                        Facsimile:  (503) 220-2722

                        If to the Company:

                        Plainwell Tissue Company
                        200 Allegan Street
                        Plainwell, MI  49080
                        Attention:  Bill New
                        Facsimile:  (616)685-2597

                        With copies (which shall not constitute notice) to:

                        Citicorp Venture Capital, Ltd.
                        399 Park Avenue
                        14th Floor
                        New York, New York  10043
                        Attention:  John Weber



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                        Facsimile:  (212) 888-2940

                        Kirkland & Ellis
                        Citicorp Center
                        153 East 53rd Street
                        New York, New York  10022-4675
                        Attention:  Kirk A. Radke, Esq.
                        Facsimile:  (212) 446-4900

      Any party may at any time, by notice to the other party transmitted or sent in the manner described above, change the address or telecopy number to which communications to it are to be sent.

      (f) Relationship. The performance by PTI of its duties and obligations under this Agreement shall be that of an independent contractor and nothing herein contained shall create or imply an agency relationship between the parties, nor shall this Agreement be deemed to constitute a joint venture, franchise or partnership between the parties hereto.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed therein, without giving effect to the conflicts of laws principles thereof.

      (h) Covenant of Further Assurances. The parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the parties hereto will execute and deliver, or cause their respective appropriate affiliates to execute and deliver, any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

      (i) Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

      (j) Entire Understanding. This Agreement represents the entire understanding of the parties with respect to its subject matter and supersedes all prior or contemporaneous writings, correspondence and memoranda with respect hereto. No representations, warranties, agreements or covenants, express or implied, of any kind or character whatsoever with respect to such subject matter have been made by either party to the other, except as herein expressly set forth.

      (k) Successors. Subject to the restrictions on assignment set forth in paragraph 9(i) above, this Agreement shall be binding upon and inure to the benefit of and be enforceable against the parties hereto and their respective successors and permitted assigns.

      (l) Amendments. This Agreement can be modified or amended only by a written amendment executed by both parties.

      (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      (n) Third Party Beneficiaries. Each party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the Company and PTI.


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      (o) Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

      (p) Indemnification. The Company will indemnify, defend and hold harmless PTI, its affiliates and their respective officers, directors, employees, successors and permitted transferees and assigns (collectively, the "Indemnitees") from and against, and will reimburse the Indemnitees, for any Losses resulting from a failure to comply with Laws or a breach of third party contracts which may be imposed on or incurred by the Indemnitees by reason of their performance of their duties hereunder, but only to the extent that the Indemnitees (i) acted in good faith, (ii) acted in a manner reasonably believed to be not opposed to the best interests of the Company and (iii) were acting within the scope of their duties to PTI or under the Agreement; provided, that the Company shall not be liable (i) for any portion of such Losses resulting form the Indemnitees' gross negligence or willful misconduct and (ii) for any Losses resulting from a breach of Section 2.10 of the Purchase Agreement (except for Losses attributable to the failure of PTI to obtain Consents necessary to provide the payroll deduction Services, provided such Consents are obtained within 30 days after Closing).

                         *     *     *     *     *


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            IN WITNESS WHEREOF, the parties hereto have caused this Transition
Services Agreement to be executed by their duly authorized officers to be effective as of the day and year first above written.


                                                PLAINWELL INC.


                                                By:
                                                  ---------------------------

                                                Title:
                                                     ------------------------

                                                POPE & TALBOT, INC.


                                                By:
                                                  ---------------------------

                                                Title:
                                                     ------------------------


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                                                                       EXHIBIT A

                               TRANSITION SERVICES

1. SERVICES

      (a) Financial Applications

            (i) The Company will require all financial applications currently implemented by PTWI or PTI for use by the Tissue Business, including but not limited to the following applications, in substantially the same format and substantially the same timetable as were provided by PTI to the Tissue Business prior to the Closing:

                  (A)   General ledger

                  (B)   Receivables

                  (C)   Payables

                  (D)   Purchasing

                  (E)   Fixed Assets

                  (F)   Cost Accounting

                  (G)   Payroll

                  (H) Tax assistance for sales, use, payroll, state, local or excise taxes or any other related tax matter; provided, that PTI shall not be responsible for preparing or making any filings with any governmental authority on behalf of the Company.

            (ii) With respect to the financial applications or Services listed above, to the extent commercially practicable, and in no event earlier than such time as is commercially reasonable for PTI, the Company shall require each of such applications or Services to be maintained or provided by PTI in a manner separate and distinct from those which PTI maintains for its businesses not related to the Tissue Business.

            (iii) With respect to the financial applications or Services listed above, the Company shall require the following format/output specifications:

                  (A)   PTI Applications

                        (1) The right to receive every report currently available to the Tissue Business in substantially the same format (printed and electronic, e.g., as displayed on a computer monitor) on substantially the same schedule, with substantially the same system response times.

                  (B)   Tissue Business Applications

                        (1) Maintenance and support of all interfaces between PTI and Tissue Business applications in substantially the same format and substantially


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                              the same timetable and with substantially
                              equivalent system response times as were provided by PTI to the Tissue Business prior to Closing

            (iv) With respect to the financial applications or services listed above, the Company shall require the following access to and maintenance of data:

                  (A) Maintenance of existing data bases logically (if not physically) separate from those of PTI and the Tissue Business.

                  (B) Access to all historical data currently available to the Tissue Business and relevant only to the Tissue Business kept in substantially the same format as was done prior to the Closing.

                  (C) Access to Affiliated Computing Services ("ACS") and continuation of their services on an ex ante basis

      (b) Order Management, Electronic Data Interchange ("EDI") and Vendor Managed Inventory ("VMI") Systems

            (i) For the following applications and systems, and for all host and client hardware, software and network components, the Company will require the continuation of services on not less than an ex ante basis with regard to system inputs, outputs, responses, data storage and retrieval capability and capacity and network capability and capacity unless any such changes shall be mutually agreed; provided, that with -------- respect to items (B), (D) and (E) set forth below, PTI shall not be required to provide any Service to the Company unless the Company shall have previously obtained its own license from any relevant vendor:

                  (A)   Order Management (Manugustics & Oracle)

                  (B)   Order Management Data Base System (Sybase)

                  (C)   Warehouse Management (Uniteq)

                  (D)   Warehouse Management Data Base System (Sybase)

                  (E)   EDI (Premenos)

                  (F)   VMI (IBM)

            (ii) For all applications not fully implemented, service or performance levels must be no less than levels committed by system vendors to the PTI or the Tissue Business prior to the Closing.

      (c)   Human Resources

            (i) The Company shall require the following human resources services in substantially the same format and substantially the same timetable as were provided by PTI to the Tissue Business prior to the Closing:


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                  (A)   Payroll processing

                  (B) Administration and support of the Tissue Business' employee benefit plans, including without limitation, the Tissue Business' 401(k) savings plan, pension plan and group insurance plan

      (d)   Marketing Research

            (i) With respect to marketing research services provided by Information Resources, Inc. ("IRI") to PTI and the Tissue Business, if the Company decides to enter into a similar agreement with IRI, the Company will require PTI to provide ongoing support as reasonably requested by the Company.

      (e)   Miscellaneous

            (i) With respect to each of the services set forth above (and the computer hardware, software and network components used in providing those services), the PTI shall provide as reasonably requested the following services:

                  (A) Training for current and future Tissue Business personnel

                  (B) Personnel support for systems maintenance and integration

                  (C)   Upgrade and/or conversion assistance as mutually agreed

                  (D) Joint development and implementation of systems currently available directly or indirectly to the Tissue Business as will be mutually agreed

                  (E)   Continued support from PTI for all applications

            (ii) If requested by the Company, PTI will make available and give access to the Tissue Business information systems which may be owned by or licensed to PTI including without limitation information regarding cost accounting, order management, warehouse management, logistics and production information management; provided, that PTI's obligations with respect to information systems licensed to it shall be subject to the terms and conditions of the respective license agreements and subject to the consent of the applicable licensors.

            (iii) With respect to any of the Services set forth above (and the computer hardware, software and network components used in providing those Services), it is expressly understood and agreed by the parties hereto that the Company shall use its commercially reasonable best efforts to enter into its own licensing arrangements with any relevant vendor as may be required for PTI to provide such Services to the Company pursuant to this Agreement.

            (iv) If requested by the Company, PTI shall use its commercially reasonable best efforts to assist the Company in obtaining any rights, licenses, permits, leases or agreements as will be necessary for PTI to provide and the Company to receive all Services covered by this Agreement.

2. TERM


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      PTI shall provide Transition Services to the Company for the continuous period or periods beginning immediately after the Closing and ending on such dates as may be specified by the Company, which in no event shall be later than the second anniversary of the Closing. PTI shall provide any Additional Services for the continuous period or periods requested by the Company and ending on such date as may be specified by the Company, which in no event shall be later than the second anniversary of the Closing. With respect to Additional Services, PTI shall provide such Additional Services as soon as commercially practical for PTI.

3. FEES

      As fees for the Services (which, for any particular period, shall comprise fees for all or any part of the Services provided during such period), the Company shall pay to PTI an aggregate amount per calendar month (pro rated in the case of any partial calendar month) equal to (i) all reasonable (x) direct costs incurred by PTI (which shall include PTI's actual expenses incurred in providing the services of an employee of PTI) in providing the Services and (y) overhead expenses directly attributable to the Company and incurred by PTI in providing the Services, apportioned consistent with past practice ("PTI's Cost") plus (ii) (a) 10% on a per month basis during the period beginning on the Closing Date and ending on the first anniversary of such date, or (b) 20% on a per month basis during the period beginning on the day after the first anniversary of the Closing Date and ending on the 180th day thereafter or (c) 30% on a per month basis during the period beginning on the 181st day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date.


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